Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 141,456,981.93	0.0001381	$ 19,535.21
Fees Previously Paid
	Total Transaction Valuation:	$ 141,456,981.93
	Total Fees Due for Filing:			$ 19,535.21
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 19,535.21
Offering Note
[1]	Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 4,999,615 shares of common stock, par value $0.0001 per share (the "Company Shares") of Mersana Therapeutics, Inc., a Delaware corporation (the "Company"), issued and outstanding, and (B) $27.44, which is the average of the high and low sales prices per Company Share, as reported by The Nasdaq Global Select Market on November 28, 2025 (the "Reference Price"); (ii) the product of (A) 111,995 Company Shares subject to issuance pursuant to outstanding stock options with an exercise price per Company Share less than $25.00 and (B) $12.4938, which is the difference between the Reference Price and $14.9462, the weighted average exercise price of such options; and (iii) the product of (A) 104,530 Company Shares subject to outstanding restricted stock units and (B) the Reference Price. The foregoing share figures have been provided by the Company and are as of November 30, 2025, the most recent practicable date. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 beginning on October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A